                                                                    Exhibit 99.1

HAWK
Corporation

         HAWK ANNOUNCES FIRST QUARTER 2004 NET INCOME OF $.20 PER SHARE

o        COMPANY POSTS RECORD QUARTERLY REVENUES
o        INCOME FROM OPERATIONS UP 54%
o        INCOME BEFORE DISCONTINUED OPERATIONS UP 400%

CLEVELAND, Ohio - May 3, 2004 - Hawk Corporation (AMEX: HWK) announced today that net sales from continuing operations for the first quarter of 2004 increased by 10.2% to $60.3 million from $54.7 million in the comparable prior year period. The Company also announced income before discontinued operations of $.20 per diluted share in the first quarter of 2004 compared to $.04 per diluted share in the comparable prior year period.

The Company reported that net income, including the results of its discontinued operations, was $1.8 million, or $.20 per diluted share, in the first quarter of 2004 compared to net income of $0.1 million, or $.01 per diluted share in the comparable prior year period.

The Company's $60.3 million net sales from continuing operations were the highest in the Company's history. Increases were posted in all of the Company's business segments. The effect of foreign currency exchange rates accounted for 7.4% of the net sales increase. The Company's net sales from continuing operations benefited from improved economic conditions and new business awards during the quarter in a number of the Company's end markets, including construction, agriculture, heavy truck, specialty friction and fluid power. This increase was partially offset by sales declines to the aerospace and lawn and garden markets and the previously announced June 2003 sale of an automotive product line which reported sales of $1.5 million in the first quarter of 2003.

Income from operations in the first quarter of 2004 increased 54.1%, to $5.7 million compared to $3.7 million in the prior year period. As a percentage of net sales, the Company's operating margin improved to 9.5% in the first quarter of 2004 from 6.8% in the comparable quarter of 2003. The favorable operating leverage was the result of higher absorption of fixed manufacturing costs, product mix and continued implementation of lean manufacturing and cost-out programs throughout the organization.

Ronald E. Weinberg, Hawk's Chairman and CEO, said, "We are pleased with the first quarter results and our corporate decision to concentrate on our friction products and precision components businesses. While we haven't yet divested our motor business, our ability to refocus management talent and financial resources is clearly paying off in our core businesses." Mr. Weinberg continued, "We continue to benefit from the strength of the markets we serve and remain optimistic that this positive sales trend will continue."

BUSINESS SEGMENT RESULTS
------------------------

In the friction segment, first quarter net sales increased $4.2 million or 13.4%, to $35.5 million from $31.3 million in the year-ago period. The effect of foreign currency exchange rates caused the friction segment's net sales in the first quarter of 2004 to increase by 8.2%. Primary drivers of the sales increase were new product introductions resulting in market share gains primarily in the construction market, improved conditions in the Company's construction, agriculture and truck markets, increased sales to the aftermarket and the fleet market, and increased sales from the Company's Italian and Chinese facilities. These increases were partially offset by sales declines in the aerospace market and from the Company's sale of its automotive stamping product line which reported sales of $1.5 million in the first quarter of 2003.

The Company's global business programs continue to benefit from improved economic conditions, as well as new product introductions. Net sales at the Company's Italian facility, on a local currency basis, increased 17.5% in the first quarter of 2004 compared to the same period in 2003 as a result of economic improvement and new product introductions in the period. Net sales at the Company's Chinese facility increased 486% during the same period.

Income from operations in the friction segment during the first quarter of 2004 increased 50.0%, to $3.9 million compared to $2.6 million in the prior year period. The increase was the result of improved sales volumes which provided a higher absorption of fixed manufacturing costs, product mix, especially due to the increased sales in the construction and heavy truck markets, and continued implementation of cost-out programs throughout the segment.

In the Company's precision components segment, net sales increased 6.2% to $20.6 million in the first quarter of 2004 from $19.4 million in the comparable prior year period. The increase during the quarter was driven by the continued improvements in the industrial markets served by this segment. The segment experienced increases in its fluid power, appliance, truck and power tool markets, partially offset by declines in the lawn and garden and automotive markets during the quarter.

Income from operations in the precision components segment in the first quarter of 2004 was $1.2 million compared to $0.7 million during the comparable quarter of 2003, an increase of $0.5 million or 71.4%. The increase was primarily due to the increased sales volumes as well as product mix. Although the segment continues to support the start-up of its new facility in China, these costs were significantly lower during the first quarter of 2004 compared to the 2003 prior year period.

Net sales in the Company's performance racing segment increased 5.0%, to $4.2 million in the first quarter of 2004 compared to $4.0 million in the prior year period. The increase in net sales was primarily caused by the introduction of new products during the quarter.

Income from operations in the performance racing segment in the first quarter of 2004 increased by 50.0% to $0.6 million compared to $0.4 million in the comparable prior year period.

WORKING CAPITAL AND LIQUIDITY
-----------------------------

As of March 31, 2004 working capital, exclusive of the Company's senior credit facility increased by $9.5 million from December 31, 2003 levels. The increase was largely the result of higher sales and expanded inventory levels to support the Company's seasonal selling programs and recent new product award requirements. Principal amounts outstanding under the Company's senior credit facility increased by $7.5 million, to $31.6 million, compared to $24.1 million at December 31, 2003. The increase was primarily to support the growth of the Company's working capital assets.

BUSINESS OUTLOOK
----------------

"We are encouraged by the sales momentum that began in the latter half of 2003. It appears that we are in the early stages of a broad recovery, and we expect continued growth and increased profitability from this sales momentum. Additionally, we have been awarded a number of new product programs that we believe will lead to continued sales growth during the balance of this year. Sales from our foreign operations should remain robust. We expect that as a result of this sales momentum, our revenues will increase in the second quarter of 2004 by approximately 10% to 13% compared to the second quarter of 2003," stated Mr. Weinberg. "We believe that we are solidly positioned to achieve our previously stated net sales and income from operations growth objectives of 6% and 10%, respectively, for the full year 2004. Nevertheless, since we are only one quarter into the year, at this time we are not changing our revenue or income from operations guidance for 2004."

THE COMPANY
-----------

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company's performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees at 17 manufacturing, research, sales and administrative sites in five countries.

FORWARD-LOOKING STATEMENTS
--------------------------

This press release includes forward-looking statements concerning sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the existing and amended terms of its credit facilities, including the numerous financial covenants and other restrictions; the effect of our debt service requirements on funds available for operations and future business opportunities and our vulnerability to adverse general economic and industry conditions and competition; our ability to effectively utilize all of our manufacturing capacity as the industrial and commercial end-markets we serve gradually improve or if improvement is not achieved as we anticipate; the timely completion of the construction of the new facility in our friction products segment; the ability to hire and train qualified people at the new facility; the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner;

whether or not Hawk's motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by Hawk; whether or not the motor segment will be able to improve its operating performance during the selling process; higher than anticipated costs related to the sale of Hawk's motor segment; the impact of the reduction in air travel on our aerospace business; the impact on our gross profit margins as a result of changes in our product mix; the Company's ability to effectively utilize all of its manufacturing capacity as the industrial and commercial end-markets we serve improve or if improvement is not achieved as we anticipate; the effect of general economic and industry conditions and competition; the ability of the Company to begin generating profits from its facilities in China and to turn a profit at our start-up metal injection molding operation; the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with us; the effect of changes in international laws and regulations and currency exchange rates; the effect of competition by manufacturers using new or different technologies; the ability of the Company to successfully negotiate new agreements with its unions as they come due; the effect of any interruption in the Company's supply of raw materials or a substantial increase in the price of raw materials; the continuity of business relationships with major customers; and the ability of the Company's aircraft component products to meet stringent Federal Aviation Administration criteria and testing requirements.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR CONFERENCE CALL
------------------------

A live Internet broadcast of the Company's conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation's web site (www.hawkcorp.com) on Tuesday, May 4, 2004 at 10:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company's web site.

CONTACT INFORMATION
-------------------

Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

INVESTOR RELATIONS CONTACT INFORMATION
--------------------------------------

John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/
                               ------------------------

                                HAWK CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,

                                                         2004             2003
                                                         ----             ----

Net sales                                             $ 60,295         $ 54,661
Cost of sales                                           44,571           41,675
                                                      --------         --------
Gross profit                                            15,724           12,986

Selling, technical and administrative expenses           9,828            9,068
Amortization of intangibles                                184              197
                                                      --------         --------
Total expenses                                          10,012            9,265

Income from continuing operations                        5,712            3,721

Interest expense                                        (2,528)          (2,745)
Interest income                                             13               12
Other expense, net                                         322              265
                                                      --------         --------
Income from continuing operations
   before income taxes                                   2,875              723
Income tax provision                                     1,120              328
                                                      --------         --------

Income before discontinued
  operations                                             1,755              395
Income (loss) from discontinued
   operations, net of tax                                    5             (276)
                                                      --------         --------
Net income                                            $  1,760         $    119
                                                      ========         ========


Basic and diluted earnings per share:

Earnings before discontinued operations               $   0.20         $   0.04
Discontinued operations, net of tax                       0.00            (0.03)
                                                      --------         --------
Net earnings per basic and diluted share              $   0.20         $   0.01
                                                      ========         ========



OTHER DATA:
Depreciation and amortization
   Continuing operations                              $  2,816         $  2,706
   Discontinued operations                            $   --           $    200

                                HAWK CORPORATION
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 (IN THOUSANDS)

                                                  MARCH 31,      DECEMBER 31,
                                                     2004            2003
                                                     ----            ----
ASSETS
Current assets
   Cash and cash equivalents                      $  3,912        $  3,365
   Accounts receivable                              38,865          32,272
   Inventories                                      38,237          35,424
   Taxes receivable                                    521             521
   Deferred tax asset                                3,540           3,551
   Other current assets                              4,474           4,032
   Assets of discontinued operations                 4,830           4,302
                                                  --------        --------
Total current assets                                94,379          83,467

Property, plant and equipment, net                  63,460          63,136
Goodwill                                            32,495          32,495
Other intangible assets                              9,720           9,904
Other assets                                         4,016           4,547
                                                  --------        --------

Total assets                                      $204,070        $193,549
                                                  ========        ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Accounts payable                               $ 23,498        $ 21,569
   Other accrued expenses                           17,474          18,185
   Short-term debt                                     980           1,326
   Bank facility                                    31,576          24,059
   Current portion of long-term debt                 1,113           1,148
   Liabilities of discontinued operations            4,223           3,652
                                                  --------        --------
Total current liabilities                           78,864          69,939

Long-term debt                                      68,403          68,443
Deferred income taxes                                4,349           4,360
Other                                                9,094           9,102
Shareholders' equity                                43,360          41,705
                                                  --------        --------

Total liabilities and shareholders' equity        $204,070        $193,549
                                                  ========        ========

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